Exhibit 5.1

Hogan Lovells	Hogan Lovells US LLP Harbor East 100 International Drive Suite 2000 Baltimore, MD 21202 T +1 410 659 2700 F +1 410 659 2701 www.hoganlovells.com

November 19, 2010

Board of Directors
Laboratory Corporation of America Holdings
358 South Main Street
Burlington, North Carolina 27215

Ladies and Gentlemen:

We are acting as counsel to Laboratory Corporation of America Holdings, a Delaware corporation (the “Company”), in connection with its registration statement on Form S-3 (File No. 333-155974) (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the proposed public offering of up to $325,000,000 aggregate principal amount of 3.125% Senior Notes due May 15, 2016 (the “2016 Notes”) and $600,000,000 aggregate principal amount of 4.625% Senior Notes due November 15, 2020 (the “2020 Notes” and together with the 2016 Notes, the “Notes”), pursuant to the terms of the Underwriting Agreement dated November 16, 2010, by and between the Company and Citigroup Global Markets, Inc. (for itself and the other several underwriters named therein), and as described in a prospectus dated December 5, 2008 that forms a part of the Registration Statement (the “Prospectus”) and in a supplement to the Prospectus dated November 16, 2010 (together with the Prospectus, the “Prospectus Supplement”).  The Notes will be issued pursuant to the Indenture (the “Indenture”) dated as of November 19, 2010, between the Company and U.S. Bank National Association (the “Trustee”) dated and, in the case of the 2016 Notes, the Supplemental Indenture for the 2016 Notes dated as of November 19, 2010, between the Company and the Trustee (the “2016 Supplemental Indenture”) and, in the case of the 2020 Notes, the Supplemental Indenture for the 2020 Notes dated as of November 19, 2010, between the Company and the Trustee (the “2020 Supplemental Indenture” and, collectively with the 2016 Supplemental Indenture, the “Supplemental Indentures”).  This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed.  In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies).  As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on.  This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Hogan Lovells US LLP is a limited liability partnership registered in the District of Columbia.  Hogan Lovells refers to the international legal practice comprising Hogan Lovells US LLP, Hogan Lovells International LLP, Hogan Lovells Worldwide Group (a Swiss Verein), and their affiliated businesses with offices in: Abu Dhabi Alicante Amsterdam Baltimore Beijing Berlin Boulder Brussels Caracas Colorado Springs Denver Dubai Dusseldorf Frankfurt Hamburg Hanoi Ho Chi Minh City Hong Kong Houston London Los Angeles Madrid Miami Milan Moscow Munich New York Northern Virginia Paris Philadelphia Prague Rome San Francisco Shanghai Silicon Valley Singapore Tokyo Ulaanbaatar Warsaw Washington DC Associated offices: Budapest Jeddah Riyadh Zagreb

Board of Directors	- 2 -	November 19, 2010

This opinion letter is based as to matters of law solely on the laws of the State of New York (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level).  We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations (and in particular, we express no opinion as to any effect that such other laws, statutes, ordinances, rules, or regulations may have on the opinions expressed herein).

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) due authentication of the Notes by the Trustee, and (ii) due execution and delivery of the Notes by the Company in accordance with the terms of the Indenture and the applicable Supplemental Indenture, the Notes will constitute legally issued and binding obligations of the Company.

This opinion letter has been prepared for use in connection with the Registration Statement.  We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed on November 19, 2010 in connection with the execution of the Underwriting Agreement and to the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN LOVELLS US LLP

HOGAN LOVELLS US LLP